Crown Crafts, Inc.

Fact Sheet

Corporate Office

Crown Crafts, Inc.
916 South Burnside Ave.
Gonzales, LA 70737

(800) 433-9560
(225) 647-9100

www.crowncrafts.com

Investment Data

Crown Crafts, Inc. is listed on the Over-The-Counter Bulletin Board (OTCBB: CRWS).

Market Capitalization:
$30 million

Shares Outstanding:
10 million

Fiscal Year Ends:
Sunday nearest March 31

Recent Price:
$3.10

Information as of 09/05/2006

Corporate Profile

Crown Crafts, Inc. was founded in 1957 and operates indirectly through its subsidiaries in the infant and juvenile product segments of the consumer products industry. The segments consist of bibs, infant and juvenile bedding, soft goods and accessories. Sales are generally made directly to retailers, mass merchants, large chain stores and gift stores. These products are marketed under a variety of company-owned trademarks, under trademarks licensed from others, without trademarks as unbranded merchandise and with customers' private labels.

Product Overview

Crown Crafts focuses primarily on infant and juvenile products. The company also produces hand-woven throws for infants and adults.

Infant and juvenile products include crib bedding, diaper stackers, mobiles, bibs, receiving blankets, burp cloths, bathing accessories and other soft goods and accessories.

Throws are manufactured in a variety of colors, designs and fabrics, including cotton, acrylic, cotton/acrylic blends, rayon, wool, fleece and chenille.

Crown Crafts' products are marketed through a national sales force, with sales offices located in California, Louisiana, Kentucky and Arkansas. New products are introduced each year at the annual Juvenile Products Manufacturers' Association and All Baby and Child trade shows, and at various other gift shows. Private label products are introduced throughout the year.

Crown Crafts Infant Products, Inc.
A Crown Crafts Company

HAMCO®

CHURCHILL WEAVERS

Fact Sheet

Crown Crafts, Inc.



Market Overview

The entire infant products market has faced unprecedented challenges over the last five years. Early in 2005, the elimination of quotas on products imported from China, where most of the industry's products are manufactured, had a negative impact on the company's revenues. Additionally, certain customers implemented new marketing strategies by reducing their reliance on licensed products, such as the Disney and Classic Pooh product lines, and shifted to direct sourcing of private label merchandise. Despite these obstacles, Crown Crafts posted a 57 percent increase in pre-tax profits for its 2006 fiscal year.

Operations Overview

In response to changing business conditions in the consumer products industry, Crown Crafts significantly transitioned its business operations in 2006 to improve profitability and generate long-term growth opportunities. The company implemented an aggressive program of cost reductions and rationalization, and also outsourced virtually all of its manufacturing to foreign suppliers.

In addition, the company closed its distribution center in Gonzales, Louisiana and combined all distribution functions into its warehouse located in Compton, California. This move reduced the company's distribution square footage by 28.5 percent. The company also combined duplicate financial functions for two of its major subsidiaries, which added to the savings.

Shareholder equity further benefited from the removal of a $4.2 million deferred tax valuation allowance.

The company restructured its debt in July 2006. The new financing package, secured through CIT Group / Commercial Services, Inc., substantially reduced the company's total debt and its cost of funds and, importantly, extinguished all of the warrants that were exercisable by its lenders and certain shares that were issuable to management upon the exercise of such warrants, which together represented more than 70 percent of the company's equity. The company recorded an approximate $4 million pre-tax gain on the debt restructuring.

Client Base

Crown Crafts' customers are mass merchants, chain stores, department stores, specialty home furnishing stores, wholesale clubs, gift stores and catalogue and direct-mail houses. The company's largest customers are:

- Babies 'R Us / Toys 'R Us
- Wal-Mart Stores, Inc.
- Target Corp.

Financial Highlights

Financial Highlights $ in millions except per share data	2006	2005	2004
Net Sales	$ 72.6	$ 83.9	$ 86.2
Gross Profit	17.1	17.0	19.6
Net Income Before Taxes	4.0	2.5	3.3
Net Income	8.0	2.4	3.1
Basic Net Income Per Share	0.84	0.26	0.33
Diluted Net Income Per Share	0.37	0.11	0.14
Total Assets	58.2	54.1	58.4
Total Debt	24.0	27.4	31.5
Shareholders' Equity	28.8	20.9	18.4

EBITDA

EBITDA $ in thousands	2006	2005	2004
Net Income	$ 7,967	$ 2,438	$ 3,103
Interest Expense	3,046	3,793	4,055
Interest Income	(71)	(9)	(20)
Taxes	(3,968)	105	222
Depreciation	479	457	532
EBITDA[1]	7,453	6,784	7,892

[1] Earnings before interest, taxes, depreciation and amortization